EXHIBIT 99.1

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CCBN StreetEvents Conference Call Transcript

RMD - Q1 2004 ResMed Earnings Conference Call

Event Date/Time: Oct. 28. 2003 / 4:30PM ET

Event Duration: 1 hr 20 min

FINAL TRANSCRIPT

RMD - Q1 2004 ResMed Earnings Conference Call

C O R P O R A T E     P A R T I C I P A N T S

Peter Farrell

ResMed - Chairman, President & CEO

Adrian Smith

ResMed - Chief Financial Officer

Kieran Gallahue

ResMed - President & COO, Americas

Chris Roberts

ResMed - Executive Vice President

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Bruce Jacobs

Deutsche Banc - Analyst

Tim Lee

Merrill Lynch - Analyst

Ben Andrew

William Blair - Analyst

Peter Bye

SG Cowen - Analyst

Andrew Goodsall

Salomon Smith Barney - Analyst

Richard Lawrence

Parker Hunter - Analyst

David Low

Deutsche Banc - Analyst

Jason Mills

First Albany Corp - Analyst

John O’Connell

Macquarie Bank - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen and welcome to the Q1 2004 ResMed earnings conference call. My name is Christie and I will be your coordinator for today. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) The Company has asked me to address certain matters. First, ResMed does not authorize recording of any portion of this conference call for any purpose. Second, during the conference call ResMed may make projections or other forward-looking statements such as projections of future revenue or earnings, the new product development or new markets for the Company’s products, these statements are made under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that could cause actual results to materially differ from the forward-looking statements. These factors are also discussed in ResMed’s SEC filings such as forms 10-Q and 10-K, which you may access through the Company’s website, at www.ResMed.com. With that said, I would like to turn the call over to Peter Farrell, Ph.D., ResMed’s Chairman and CEO.

Peter Farrell - ResMed - Chairman, President & CEO

Thank you, Christie, and welcome to everybody to not so sunny downtown San Diego, where the weather here is actually atrocious. Thick black smoke and ash falling and so forth. And adjoining south of here, 300 houses have been burned to the ground over the weekend. Anyway, on to ResMed. Let me just quickly review some highlights of the press release, make a couple of other comments, and then throw the session over to Q&A.

Revenue for the quarter, 72.9 million, an increase of 24 percent over the quarter ended September 30 a year ago. Income from operations, net income for the current quarter, the quarter just finished, increased to 19 million and 12.2 million respectively, increases of 22 percent and 28 percent respectively. EPS came in at 35 cents a share, an increase of 25 percent over the year ago quarter. And gross margin as noted 64.7 percent, a pretty encouraging number, increasing from last quarter or the June quarter’s 62.4 percent and up 0.4 percent from the year ago quarter of 64.3 percent.

The primary reasons for the improved expense control, with help from both Germany and the U.S., and reflecting also product mix. SG&A at 22.2 million increased 25 percent or 4.5 million. And SG&A expenditure as a percentage of revenue was 30 percent, consistent with the past few quarters and certainly consistent with the year ago quarter. R&D expenses nudged up a bit to 8 percent. In fact they are a shade over 8 percent, about 8.3 percent during the three months ended September 30, 2003. That represents $6

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RMD - Q1 2004 ResMed Earnings Conference Call

million expended in this area, up from 4.4 million, an increase of 37 percent. And this is reflected in a series of new products which I will refer to in a few moments, which we put out recently. And some more are in the hopper.

Going forward we expect to be continuing to spend about this level, 8 percent or perhaps a shade over during the rest of this fiscal year. People will have noted an increase in inventory to 56 million. That is approximately a 13 percent increase I believe during the quarter. The reason for this increase is that we are building the inventory in order to get ready for a move to our New York premises in Norwest, just outside of Sydney, which is a 350,000 square foot facility. The move is expected to occur in Q3.

Accounts Receivable at 69 days improved by three days over the year ago quarter and is in line with where we expected things to be. Operating cash flow was an encouraging 4.6 million. This is despite more than $6 million increase in inventory levels. Domestic sales increased by 22 percent over the year ago quarter to 34.6 million, and let me note parenthetically that this increase was with zero sales of diagnostics. As people will probably recall, we did get out of the diagnostic business and handed that over to MedCare during the year. So that represents about $1 million less than what one would have expected in the diagnostic sales. So it is a pretty encouraging figure.

International sales increased by 26 percent to 38.2 million, an increase in line with what we expected and reflected growth in all major markets, in particular Japan as well as the impact of the euro optic. With respect to new products, we released the AutoSet Respond, which basically has the same robust AutoSet algorithm and a price points slightly lower than the AutoSet Spirit. And we are finding that we are getting traction in the market with this product, first released in the United States and we will shortly be releasing the same product in Germany.

The VPAPIII bilevel mask plus new Ultra Mirage Full Facemask and in addition we intentionally saved the revolutionary Activa nasal interface. This new nasal mask has hit the market by a storm and we are extremely pleased with the reception that that has received, particularly the nice recent mid trade meeting this month in Atlanta and also at the European Respiratory Society meeting in Vienna earlier in the month, at the end of September. Finally, with respect to our new products, we released our channel management product known as the Boomerang Web or the Boom Web, which is a Web based software product to allow customers to enhance their patient care with more frequent contact with patients, and also help customers with inventory management. We are pretty excited by these new product offerings and we expect to see good traction as we go forward.

As noted, finally after some 8.5 years, we have come to an agreement with Respironics on our patent dispute. We are grateful to have this behind us, and I am sure our fellow competitor feels the same way. Resources will now be put to more productive activities and one of those will certainly be product development. Our relationship with Guidant continues to remain encouraging and we again had another joint symposium on sleep disorder breathing and heart failure, this time in Las Vegas at the Heart Failure Society of America. And as noted in the press release, we were almost staggered to note that 350 cardiologists turned up at that meeting. And just as a reference point, we had a similar meeting with Guidant earlier in the year at the American College of Cardiologists in March, and at that meeting approximately 70 turned up. We are not quite sure what this means, but it sure as heck seems to indicate to us that sleep disorder breathing is finally getting on the agenda of those cardiologists that treat congestive heart failure patients.

Looking forward, we continue to see this as a very encouraging market, around the 20 percent level over the next 18 months. And we feel we are well positioned to do at least that well. Finally, let me note that this month what we consider a seminal article came out in the European Respiratory Journal and this concerned refractory hypertension. People will recall that in 2001 Doug Bradley’s group in Toronto put out a publication indicating that those patients on multiple antihypertension drugs with uncontrollable hypertension, that is hypertension above 140/90 systolic/diastolic, the prevalence in that group was 83 percent, with a much higher percentage in the mid-90s in men. This time Logan et al Doug Bradley group again from the University of Toronto published in the European Respiratory Journal in a group of patients showing that if you treated these refractory hypertension patients with nasal CPAP, blood pressures came down not only nocturnally at a very large level, that is the order of ten millimeters of Mercury, this drop in blood pressure was sustained during the day. This we believe is a very important publication and will certainly help us market in the cardiovascular space. So with those comments, let me throw the session open to questions.

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RMD - Q1 2004 ResMed Earnings Conference Call

Q U E S T I O N    AND    A N S W E R

Operator

(OPERATOR INSTRUCTIONS) Bruce Jacobs of Deutsche Bank.

Bruce Jacobs - Deutsche Banc - Analyst

I guess firstly just I feel compelled to ask whether you are as best you can tell out of harm’s way there in terms of the facility with the fire? Is there any way of knowing that or any sense where geographically —?

Peter Farrell - ResMed - Chairman, President & CEO

We believe, Bruce, the fires are still going on. The best estimate we have had is that things will be controlled by Monday. As far as ResMed is concerned, the fire burned up to the back of the building, to the parking lot which faces northeast, and mainly north I guess. But the fire did not jump across the parking lot, so there is a lot of smoke in the building. We actually had to close up yesterday and right now we have just got customer service and shipping people primarily working in the building, plus the rest of us on the conference call. But we think we are out of the woods.

Bruce Jacobs - Deutsche Banc - Analyst

Okay. Good to hear that. I just had really two financial questions I wanted ask. One is the gross margin number came in pretty solidly ahead of where we were expecting and you mentioned I think mix and cost controls. Can you just expand a little bit on what went on in the quarter and the extent to which that is sustainable?

Peter Farrell - ResMed - Chairman, President & CEO

Yes, the U.S. improved. Kieran and his team here, we requested that we look carefully at expenses. That was done and we got where we wanted to get there, and perhaps equally importantly MAP, where we had some issues — as you recall, when we bought MAP, this was a private company, doing things which were not quite in the area of discipline that one would require for a public company. And so we have been slowly working with Caspar Stauffenberg and Caspar has really done a fantastic job. And in fact since the quarter year ago, there has been a substantial improvement. I won’t go into the numbers, but really significant improvement in gross margin for MAP, which is a sizeable chunk of well over half of our business in Germany, and therefore a sizable chunk of the business.

So those two areas in particular, but also we sell more masks than devices relatively speaking and the masks of course have a higher margin. I will say, and perhaps I can say this now, we did not have a very good quarter in France. As people probably read, there was a huge heat wave. In August there was something like 15,000 deaths, at least that is what French health authorities are estimating. And (indiscernible) our president of ResMed France, told us that there were literally hundreds of CPAP patients who died and there is recycling of devices so we saw a bit of a hit in August. In fact a very big hit. September came in very strongly, but not enough to get us through the problems that we saw in August.

And on top of that of course you have got Europe in general slowing down. This is nothing new. We know that people take vacation in August, but this was a much bigger hit in France than we have ever seen. We got through that, but it was — if you got 15,000 deaths and the hospitals are being filled up with patients in ICU since treatment with nasal CPAP is elective, we saw quite a fall away, not just the vacation hits that you expect, but far more significant hit. Particularly the month of August.

Bruce Jacobs - Deutsche Banc - Analyst

The one quick follow-up, I don’t know if Adrian is on the call, but I just wanted to know what the foreign currency impact was in terms of the impact on the top line growth rate? And then also to the extend it added or detracted from the EPS number in the quarter? Thanks.

Peter Farrell - ResMed - Chairman, President & CEO

Yes, well as you saw, we lost about 700 grand on Forex. Adrian, do you want to comment on Bruce’s question there?

Adrian Smith - ResMed - Chief Financial Officer

The bottom line is obviously there is a tail wind in the European market at the moment given the depreciation in the euro over the dollar in this period. As for the bottom line impact, I think the bottom line is probably not going to impact the price, given that we have the hedging structure in place to obviously offset variations in short-term movements in currency. We incurred a hit at the foreign currency line this quarter that is predominantly because of the fluctuation in the Aussie dollar because the Aussie dollar actually fell from 67 cents down into the low 64 and we matured a number of option structures that mature regularly in that period during the quarter and then it came back up in the end of the quarter and quarter-on-quarter is actually up by 1 cent from 67 to 68.Normal circumstances that wouldn’t make much of a difference. So I think the bottom line is not going to be significantly impacted by the currency movement this quarter. Obviously different lines have attached it differently. The revenue line is a little bit impacted by

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it, gross margin to a lesser extent, given the majority of the raw materials in U.S. dollar-denominated. The one line that obviously is open to currency movements and remains so is the R&D line. In fact majority of that is conducted in Australia, so the increase that you see in the R&D line this quarter is (indiscernible) actually a currency related movement. You take the currency related out it comes down to substantially below the 20 percent of our growth rate (multiple speakers)

Peter Farrell - ResMed - Chairman, President & CEO

It’s the order of 20 percent there, so it’s not as huge as it looks, but we have been putting resources into R&D clearly as we get new products out. Let me say, Bruce, we are actually very shocked with these results growing 24 percent the top line and 28 at the bottom. That shows that we have got things pretty much in hand. And I must say that to get this result with that French surprise was actually pretty damn good.

Bruce Jacobs - Deutsche Banc - Analyst

I hear you. Great. Thanks so much for taking my question.

Operator

Timothy Lee of Merrill Lynch.

Tim Lee - Merrill Lynch - Analyst

Can you give us the sales mix in terms of what kind of a growth we saw in the flow generators and what we saw in the masks the other line?

Peter Farrell - ResMed - Chairman, President & CEO

Yes, well, Tim, this is not your question, but let me answer the question I want to answer now. We were off 100 percent, as I said, in diagnostics. So in that space we were down 41 percent. So although you didn’t ask, Europe grew nicely around 23 percent in diagnostics and of course the U.S. went backwards because we went from the order of one million to zero. But looking at the product mix, masks or interfaces primarily and other were up 30 percent in the U.S. and 37 percent ROW (ph) and devices were up 22 percent in the U.S. and 20 percent ROW.

Tim Lee - Merrill Lynch - Analyst

In terms of a follow-up could you talk about closing down operations yesterday because of the fire. Will we see any material impact in the numbers because of this fire here in the second quarter?

Peter Farrell - ResMed - Chairman, President & CEO

No, we think we’ve got that in hand. I think I said during the call we had the customer service people and the shipping and warehouse people still here. They are taking breaks and coming back in and so on and so forth. We do not expect to see any impact at all on the sales line.

Tim Lee - Merrill Lynch - Analyst

Great, thank you.

Operator

(indiscernible)

Unidentified Speaker

Just a quick question on the product mix actually in the U.S. with the launch of the VPAPIII and also the greater focus on the AutoSet device. If you can just explain what proportion of your flow business is coming from those products now? And if that is having any effect on that 22 percent revenue growth in the U.S., specifically if you can give us volume growth as opposed to revenue growth?

Peter Farrell - ResMed - Chairman, President & CEO

Normally we do not talk or differentiate between unit growth and revenue growth, but let me say that for this quarter they are pretty much in sync. That would have been reflected by the fact that we did release the AutoSet Respond and it is actually going quite well. Just to give you an idea, quarter-over-quarter, year-over-year that is, we have gone up by 200 percent in AutoSet in devices during that period. So that suggests there is certainly movement, we believe, and obviously can’t give any gold plated guarantees, but we believe that the message is getting out about the robustness of the auto setting products that we have. It is based on independent studies. It is the best auto setting device that is available on the market and it has the most robust algorithm. And as I say this is their clinical and in vitro studies have confirmed that, so we are delighted to see this 200 percent increase. Having said that, we still have a long way to go. What this has done, however, is certainly if one looks at device ASPS, they are holding as well as we would hope. Now it is way too early for the VPAPIII. This product has only just been FDA approved, a matter of a few weeks back. So there is almost no traction in that product as yet. We are encouraged by what we are hearing. We are encouraged by what we are seeing, but it is way too early to tell. And that is also for the Activa, it is probably true with the Respond, because the bulk of that increase was due to the Spirit, that 200 percent increase. And

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sure, that is what we would like to see, but it is just too early to see how much traction you are going to get with that. But we are pretty encouraged with the initial response.

Unidentified Speaker

It sounds great so far. Now where are you at with CMS on a code for the auto setting device. I think it was going to be coming next month?

Peter Farrell - ResMed - Chairman, President & CEO

That is correct. We have had a little bit of feedback, which is not encouraging. I think I mentioned last time — I am not sure that I mentioned last time, but the AutoSet Respond was our plan B and we decided that we weren’t even going to wait for the CMS feedback. Now we haven’t gotten — there is nothing definite as yet from CMS. It is like salespeople pick up rumors and the rumors then start to almost seem as though they are real. We have heard nothing specifically, no specific feedback from CMS. We do expect that in the next couple of weeks, and we will certainly keep you posted.

Unidentified Speaker

All right, thank you very much.

Operator

Ben Andrew of William Blair.

Ben Andrew - William Blair - Analyst

Can you talk about the timing of the AutoSet Respond launch in the U.S. and where you are on a full rollout of that? And maybe if there was some sort of negative impact of not having that for the full quarter, perhaps?

Peter Farrell - ResMed - Chairman, President & CEO

Why don’t I let Kieran speak to that. Kieran, do you want to speak to the respond?

Kieran Gallahue - ResMed - President & COO, Americas

The respond as well as the Activa the VPAPIII really we are just launching this quarter. We let the Respond out a few weeks early at the end of Q1, but for all intents and purposes, the launch of the sales force to launch commercially to our customers and the broad scale marketing of that is a Q2 event, not a Q1 event. So we will be — we have gotten the initial responses back. We had the opportunity to introduce it at Met Trade, which is always a nice opportunity to get a concentrated feedback from a number of customers, and the response has been extremely encouraging across all three products. And that being said, as Peter mentioned, we look to actual results and I think that we will be seeing those results over the coming two quarters.

Ben Andrew - William Blair - Analyst

Can you talk about the dynamics in the quarter? And maybe as we did see strong U.S. numbers from Respironics and maybe a little bit stronger than they have been doing in recent quarters, is it perhaps fair to say that they did a little bit better with C-Flex in the quarter and maybe you gave up a little ground versus historical trends, but obviously feel like you’re heading back with Respond?

Peter Farrell - ResMed - Chairman, President & CEO

You know, Ben, we are not seeing any real evidence of that, to be honest. It is released. The product is out there. I know we had some clinical studies that are done which suggest to us that this may not be a long-term proposition in terms of market acceptance. That is the kind of information we are getting. They may have slightly different information from what we are getting, but I think when one comes out with anything that is — if you wanted inverted (indiscernible) revolutionary, we call the Activa revolutionary. We actually believe that. And I think when one comes out with a new device there is always a flurry of interest, a flurry of activity, and you have got the early adopters. And then you go from early adopters and you take off in a hockey stick type fashion. It is a little early to tell from what we are seeing with C-Flex, but I don’t see that hockey stick. We do not believe it. Maybe Kieran has recently met with the sales guys. I unfortunately couldn’t make Med Trade, so Kieran do you want to add anymore to what I’ve said?

Kieran Gallahue - ResMed - President & COO, Americas

No. I think there is just more indication that this is really a two horse kind of situation, Respironics and ResMed. I think we both grew very strong. We are feeling extremely comfortable with the response to the auto setting technology within the community and you can see it from the growth numbers that we have been doing exceptionally well. So in some ways we are encouraged when we hear that higher end products are being released. Whether it is our Respond or other products in the category, because it bodes well for sales within the industry. So we are very comfortable with our position.

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RMD - Q1 2004 ResMed Earnings Conference Call

Peter Farrell - ResMed - Chairman, President & CEO

And I would back that up. In fact we’re not the least depressed by Respironics doing well. That suggests that we are in a pretty good space.

Ben Andrew - William Blair - Analyst

A couple other quick questions. I’m going to get that same question on the quarter. Can you quantify the French impact in terms of dollars, Adrian, in the quarter?

Adrian Smith - ResMed - Chief Financial Officer

The French impact is there. It is not significant. At the end of the day it (indiscernible) our number three territory markets obviously the issues in August, as Peter said, would have slowed it down a little bit. And did make the quarter pretty interesting in Europe, but we’re not cutting our wrists about it. The French business remains very strong and as Peter said it came back beautifully in September. Just turning back to the issue a little bit about that growth number that you had mentioned a minute ago, if you actually were to take out the million dollar diagnostics out of the prior year number as noncomparable, because obviously we sold the business, the growth rate in the U.S. is around 26 percent year-on-year. And as Peter said, that is a pretty positive number and in line with where we would like to be. And we’re not all concerned about it.

Peter Farrell - ResMed - Chairman, President & CEO

I will actually give you a figure. Adrian is probably cringing in his boots here, but if you do some rough assessments, you are looking at $1.5 million.

Ben Andrew - William Blair - Analyst

In France in the month of August?

Peter Farrell - ResMed - Chairman, President & CEO

Correct, impact.

Ben Andrew - William Blair - Analyst

That is helpful.

Peter Farrell - ResMed - Chairman, President & CEO

But I mean that is something that is not a repeatable thing. And as Adrian said, we are pretty damn encouraged by September.

Ben Andrew - William Blair - Analyst

Typically when we look at second quarter, and I will jump off, we usually see between a 4 and an 8 percent sequential increase if you look back at the last several years. If you look at that you’re looking around 21 percent growth in Q2, maybe 22, and then roughly 22, 23 percent topline growth for the full year. You didn’t give specific guidance, just thought you would do a little better than the market. Can you give us some sort of directional indicators of where you’re feeling in those sort of numbers?

Peter Farrell - ResMed - Chairman, President & CEO

We will stick with what we said there in the press release that the market is growing give or take a bit 18 or 20 percent and we have traditionally been a little better than that. And I think that we do not feel uncomfortable looking into the crystal ball in the future. Let us just leave it at that. The September quarter is always our most challenging quarter. I’m saying that traditionally. You go back, it is a rare event where you get an uptick on the September quarter versus the previous June quarter. We actually had a pretty good September quarter last year, so the comparable were — it was a bit of a mountain to climb. And we are glad we are where we are, to be honest.

Ben Andrew - William Blair - Analyst

I guess I lied. One last question, is the gross margin sustainable at these levels through the course of the year or do you think it is going to be moving around?

Peter Farrell - ResMed - Chairman, President & CEO

I must say we were pretty damn encouraged by this and let me say that we have not finished with our scalpel on NAP. That might be something that Casper Stauffenberg wants to hear, but we are pretty damn encouraged by the job he has been doing and we expect him to continue to do that. That should give us a little bit of a buffer. And this Activa and our Ultra Mirage Full Facemask, the initial acceptance of these, I think it has translated into further traction. That should make things pretty interesting and pretty encouraging with respect to gross margin. So it is nice to, when you look at the figure through June, and everybody thinking gosh (indiscernible) falling off and then jump up a couple hundred basis points, it’s not real bad.

Ben Andrew - William Blair - Analyst

No, not all. Great. Thank you.

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RMD - Q1 2004 ResMed Earnings Conference Call

Operator

Peter Bye of SG Cowen.

Peter Bye - SG Cowen - Analyst

Just a qualification, on the AutoSet. It was not really launched in the quarter, but you still had real good sequential growth in that. You gave a 200 percent number. Was that worldwide or U.S. and if it is worldwide, is that the AutoSet CS in overseas, or can you give us a little more color on that?

Peter Farrell - ResMed - Chairman, President & CEO

No, let me say I wasn’t referring to AutoSet CS 1 or 2 at all. But since you brought that up, I should talk about it. We have actually been slower than we wanted to be with the release of the ACS 2. I think I had mentioned before that we had some hardware issues. The software wonderfully robust, well accepted. We have now got over the hump with the ACS 2 and we would be making a full court press on that. But first of all let me say the numbers were domestic. They were U.S. numbers, not offshore. We are selling two out of every three CPAP’s we sell in Europe of the orders at Spirit. The respond will not be for all markets. I have to bring Chris Roberts into this, because he is closer to that at the moment than I am and we haven’t been talking about Respond versus Spirit, but the Respond has not been released. It has only just been released, as Kieran said in the U.S., and we have released these to people. We expect solid, clear, transparent feedback from. And I am going to say so far, so very good. But it remains to be seen, so I was talking specifically about the increase in the Spirit in the domestic market by 200 percent.

Peter Bye - SG Cowen - Analyst

Okay, thanks. And on the transition to the manufacturing facility Q3 next year, what do you think long-term that can do in margins? And what happens to that quarter on the transition front on the plan? Can you just explore that a little more for us?

Peter Farrell - ResMed - Chairman, President & CEO

First, we are planning ahead so that there is not any impact on the current business. You cannot guarantee that, all you can do is plan as properly as possible. We ought to be able to see some efficiencies with the new plant but we’re doing world-class manufacturing now. It is just more allowing us to produce more efficiently. I think the way to look at it is that we will be delighted to maintain gross margins rather than see any uptick. Now if that happens of course we will be delighted, but maybe Adrian can make a comment there. But you’re going to see, and we have said this for years, that we anticipate a 4 to 5 percent ASP attrition. With innovation and so forth you got a shot at reversing that with higher margin products that are better value proposition. We will continue to focus on that and try to keep us up in that space. But I would say going forward will be happy with 63, in the range 63 to 66 percent gross margin, maybe Adrian do you want to add anything to what I just said?

Adrian Smith - ResMed - Chief Financial Officer

That is pretty much I fully agree with. I don’t see any reason to see any significant change in the gross margin paradigm going forward. The move to the factory is being properly planned. We’ve got as you saw in this quarter started to build inventory to make sure there is no disturbance to the product flow out of Sydney to the company. The factory itself is proceeding on schedule and within budget, and we are very pleased with how the factory is going. And we will have the system’s layout and systems designs for the facility and we are pretty pleased with what the (technical difficulty).

Peter Bye - SG Cowen - Analyst

Just last question on the CMS front. What do you think the impact would be on the changing of its CPT (ph) codes for respiratory cyst devices? Anything material there for you guys, for the market?

Peter Farrell - ResMed - Chairman, President & CEO

We have looked at the RAD (ph) impact on us, and it is pretty minimal, to be honest.

Peter Bye - SG Cowen - Analyst

Okay, thanks. I will jump back in queue.

Operator

Andrew Goodsall of Citigroup.

Andrew Goodsall - Salomon Smith Barney - Analyst

Good results. Just very quickly, a few quick questions on product. Just the Activa just in terms of the pricing and strategy to bring that into the market, if you could just give us a bit of a feel for what the pricing will be, what is the range?

Peter Farrell - ResMed - Chairman, President & CEO

The Activa we see as more maintaining our price, although the initial introduction since we have been — as I’ve mentioned and sounding like a broken record perhaps, but we have been pretty encouraged with it. And it will have a price uptick, but we’re not talking about anything more than a 10, 15 percent higher price.

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And like in all things if you can — as Adrian said, you want 30,000 of them, but then we might take a look at the pricing and be a little more clean. But this is not a product that we are going to under price. We expect a premium for it, and we are getting it.

Andrew Goodsall - Salomon Smith Barney - Analyst

Just in terms of the pricing of Respond versus C-Flex, how competitive is the pricing between those two items?

Peter Farrell - ResMed - Chairman, President & CEO

The only way we compare — the Respond, quite simply, is just a completely different product. It is a much better product. It’s chalk and cheese. Just to describe briefly, C-Flex is — your CPAP pressure actually is reduced by up to 3 centimeters of water as you exhale, which means that the pressure on your upper airway is, in fact, reduced. And what we have seen is that in some clinical studies, in some instances there is an increase, a reduction in SA 02, that’s oxygen saturation, and there is an increase in events, that is apnea hypopnea, your index goes up.

With the AutoSet, it is a completely automatic algorithm. It is just a completely different animal and you get the right pressure you need for the stage of sleep you’re in. So you will find that during treatment, this will be on the average significantly lower than what you get with the C-Flex, but the pressure would be higher when you need it, as you need it. So we’re not actually — we’re really saying if you want true compliance, the best thing is don’t have the pressure dropping on exhalation. Have it a low pressure if you only need a low pressure. So you couldn’t get down to the AutoSet Respond pressure with the C-Flex.

Typically, let’s say if you start at 10 centimeters of water and you run it at 3 centimeters, you go 10 to 7. Whereas with the Respond, you set it for if you’re in the awake state. So you’re in a pressure which is nearly 50 percent less to start with, and as you start breathing and as you fall off to sleep, this pressure could go up to 15 or 16 centimeters if you need it. And if you don’t need it, it won’t go there. It is a completely different animal.

It is more expensive than C-Flex, but it is not out of pocket. So what we’re really saying is in marketing our products, we’re saying, look, don’t think of this as buying a box or buying a (technical difficulty) what is your best price on the mask and what is your best price on the box. We are selling a solution. And so what we’re trying to do is say, forget about a $50, $45, whatever it is difference in price level device. Think about the future. And if you don’t get compliance, you are not going to have a business. So this is keeping the patient on the device, and by keeping the patient on the device, there are trailing revenues. You sell more masks. You sell more other disposables such as filters, tubing, headgear, so on and so forth.

Plus the fact that you’re contacting the patient, and this is the whole impact of Boomerang Web. So we are pitching solutions and we’re trying to get people to think about not just the diagnosis and the therapy, but diagnosis, therapy, and the management of the patient. So it is a whole different philosophy that is involved with using the AutoSet Respond. In fact, the AutoSet Spirit full category, where in addition to all that you get efficacy. So it is a different kind of sale and it is going to be an educational sell.

Andrew Goodsall - Salomon Smith Barney - Analyst

And actually just a follow on question there on the Boomerang, what sort of traction or impact you are getting? You said it was released this quarter?

Peter Farrell - ResMed - Chairman, President & CEO

Right. Like the other products that are just released, it is — people look at it and they say let me get one of those for free and can you demonstrate? You get people comfortable. We have signed up a couple of big customers, let’s say that. There is no revenue stream from that as yet. This is a year-long program. We expect increased business for our customers by 30 plus percent, plus we get some money based on the fact that they are using our software, that is the software license, if you like. And then on top of that we are selling product as well. So it is a nice little setup. And we will talk more about — I will feel more comfortable talking about that next conference call because we are absolutely excited about this product and Kieran was telling me that at Med Trade earlier this month — Kieran, you might want to speak to it, but customers just stopped, because it just helps to not only manage inventory but it helps build their business for them. And on top of that, everybody wins. We win by selling more, getting money for the software, etc. They win by increasing their revenue base. But the patients win, and the whole healthcare system wins because you are keeping the patients out of hospital and you are keeping them on the road, driving their cars, working, paying taxes. It is one of those things, it is a win-win win-win all the way through the system. Kieran, you were down there talking to customers. Do you have a comment on —?

Kieran Gallahue - ResMed - President & COO, Americas

What you just articulated was exactly on target. There was an enormous amount of excitement, which was interesting overall at Med Trade. We should note that individuals been going to Med Trade for 10, 15 years were just astounded at the excitement around the booth, whether it be for the Activa, the Respond, VPAPIII or for this Boomerang product. And the whole channel management concept which is being led by Dana Voien and team here within the Americas is really striking a chord with the customers. It is basically the business of sleep while at the same time improving patient care and management of those patients. So

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cost-effective management of patients while building their business.

Peter Farrell - ResMed - Chairman, President & CEO

Let me just say one more word there. We looked at this sometime back when we were selling it as (indiscernible) and informatics, and Kieran and I sat down and frankly we said this is a mess. We just looked like we had a lot of headless chickens running around, so Dana Voien came in and we said Dana, we think this is going to be important to the future of our business, can you work out a game plan here? And game plan he did. Hats off. I don’t want to sound too excited by this, but bear in mind this is not the sort of thing that you release it and there is a big flow of cash coming in. This is more of an annualized run. This is going to help our business. It is going to cement our business. It is building business for the future, and it is not a quarter-by-quarter thing yet, but probably will build up to be that. But we’ve got a lot more selling of this thing to do, but we’re getting very, very good traction.

Andrew Goodsall - Salomon Smith Barney - Analyst

Can I just ask one final one on humidification, where I think just over a year into the reimbursement for humidification. Was there any discernible impact this quarter, or just on a year-to-year basis, just the growth? I know it is difficult to integrate products, but (multiple speakers) what you are seeing?

Peter Farrell - ResMed - Chairman, President & CEO

We were seeing somewhere around 30 percent of all CPAPs will now have a humidifier, heated humidifier. That has jumped up 100 percent year-over-year so that it is now more like 6 out of 10. That is the latest figures that I have seen. Kieran, I don’t know whether you got more?

Kieran Gallahue - ResMed - President & COO, Americas

No, I think that is an accurate statement.

Peter Farrell - ResMed - Chairman, President & CEO

So it is about doubling and if we are lucky enough and I way lucky enough to get a new CMS CPT code for AutoSet devices I think you will see a similar sort of — suddenly people are going to see this is really excellent for their patients. But even without that, our plan B with the response, would be nice to take a look at that next year around this time, but we are pretty encouraged by what we see there and who knows, but we might be able to do that despite even if we don’t get a new CPT code.

Andrew Goodsall - Salomon Smith Barney - Analyst

And you’re seeing that 6 out of 10 now, that is leveling off at that level?

Peter Farrell - ResMed - Chairman, President & CEO

Yes. Well, we would like to replicate the year, and that is in Germany, this quarter, Chris, it was close to 70 percent, is that correct?

Chris Roberts - ResMed - Executive Vice President

You are talking about the proportion of machines are going out with humidifiers or the proportion of the orders?

Peter Farrell - ResMed - Chairman, President & CEO

I just switched now to the AutoSet devices.

Chris Roberts - ResMed - Executive Vice President

So certainly if you take Europe as a whole, absolutely its two (technical difficulty) machines we sell there (indiscernible).

Peter Farrell - ResMed - Chairman, President & CEO

Just out of curiosity, Chris, how many of those have integrated humidification?

Chris Roberts - ResMed - Executive Vice President

It’s not 60 percent in Europe because there is enough — we don’t have a kickup of reimbursement in all those countries. It is probably back at 30, I would say 30, 35 percent. Although a company like MAP that had a focus on integrated humidification since they introduced the first integrated humidifier in 1995 has a much higher percentage, about 50 percent.

Peter Farrell - ResMed - Chairman, President & CEO

Yes.

Andrew Goodsall - Salomon Smith Barney - Analyst

That’s terrific. Thank you very much.

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Operator

Richard Lawrence of Parker Hunter.

Richard Lawrence - Parker Hunter - Analyst

Just one question about housekeeping question. The mask growth rate this quarter, would that be 34 percent, would that be an accurate number?

Peter Farrell - ResMed - Chairman, President & CEO

Richard, I would think so. That is the number we are —

Richard Lawrence - Parker Hunter - Analyst

May have missed it. If you said it earlier, I apologize.

Peter Farrell - ResMed - Chairman, President & CEO

34 percent is the overall. Actually 33 I think was the overall. That is worldwide. And Europe this quarter did 37 percent and the U.S. was up 30 percent.

Richard Lawrence - Parker Hunter - Analyst

All right, those two I got. Just two other questions. On SG&A looking forward to the flow of the year, how should we be thinking about the growth rate of SG&A? Is there still great need for an expansion of sales marketing infrastructure, or could we or at what point could we see some leveling off or reduction or decline in the rate of growth of SG&A going forward?

Peter Farrell - ResMed - Chairman, President & CEO

I think we were pretty pleased to be at the 30 percent level. I would like to be at 23, 24, but realistically if you are growing 24 to 30 percent, whatever it is, you’re growing in the mid-20s, it is hard to keep a lid on SG&A. We literally need a lot of marketing muscle. We need a lot of sales muscle, and I would not look to sharpening your pencil too much on SG&A, to be quite frank, Richard.

Richard Lawrence - Parker Hunter - Analyst

Is a lot of the growth on people?

Peter Farrell - ResMed - Chairman, President & CEO

It is all people.

Richard Lawrence - Parker Hunter - Analyst

It is, okay.

Peter Farrell - ResMed - Chairman, President & CEO

It is all people, and if you don’t get people on the street out there talking to customers, you generally do not get the results that you and the shareholders would like. So we are not — we are trying to keep a lid on the extent we’re setting priorities in terms of where we want to put those new bodies, but as you can see, we had a pretty big increase in product development/R&D. I think we are saying now or I am saying gee guys, you have added a lot of people. Let’s see some results. And we can go from there. I would say most of the emphasis going forward now will be on the sales and marketing side.

Richard Lawrence - Parker Hunter - Analyst

Okay. Final question, and I don’t know if you have certain distributors that track this number, but with all the inroads that have been made technologically that has added to both efficacy as well as compliance in humidification and titration (ph) and the updated interfaces, I’m just wondering with that additional compliance, is the masks per year per patient increased, and is there any empirical evidence of that or any numbers you could share to reflect what kind of improvement of those numbers there are?

Peter Farrell - ResMed - Chairman, President & CEO

That is an excellent question and I wish we had an answer for you. If you want my qualitative, and that’s all it is, just looking at our increase in the interface area versus devices, I would have to say that we are seeing an uptick in the usage of masks. The problem is that we see our masks being used on other people’s devices. You’ve got your own trailing revenues. Really, if we could get a good handle on that, we would be delighted. It is just a very difficult number to get. There is no question in my mind the compliance has been improved absolutely with heat and humidification. There is no question that compliance has been improved by improved devices, and that it (indiscernible), and there is no question that the interfaces have been getting better and better. This is good, constructive competition. This is what you expect to see in the market where guys are trying to (indiscernible). I think the patients are benefiting and I think the (indiscernible) the consumers in general and patients are benefiting.

If you asked again qualitatively I would say we have moved from an era of going back five years ago 50 percent compliance and now we are well into the ‘70s and possibly nudging 80 percent. So it never surprises me now when I talk with people and they say they are getting an 80 percent compliance. I think that is the follow

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through and this is the real strength or benefit of this Boomerang web. You can actually now tell the patient when they need a mask and also make contact with them and make sure that there aren’t other issues of maybe they’ve got some questions about the treatment or therapy, whatever, they would be reluctant to ask. By having the sleep lab or the BME HME contact these patients, I think we are going to see an even bigger uptick in the mask area. Certainly would suit us. It is tough to get that number.

Richard Lawrence - Parker Hunter - Analyst

Is 1.5 to 2 masks per patient a range that you hear?

Peter Farrell - ResMed - Chairman, President & CEO

I would say two is and I think it will go to 3. But I would say two is a good number. Somewhere between 2 and 3 is what I would be guessing we’re seeing.

Richard Lawrence - Parker Hunter - Analyst

One final question, more of a long-range question. Looking at the explosive growth over in China, just wondering if the health ministers there are not really focused on sleep disordered breathing with all the demands that they are facing, and we shouldn’t really look to China as a great opportunity of growth in the next two to three years as opposed to Japan being definitely a great opportunity in the next couple of years? Would that be a fair statement?

Peter Farrell - ResMed - Chairman, President & CEO

I would say that is a fair statement. You’ve got places like Beijing and Shanghai and certainly Beijing where they are fairly sophisticated. The apparatchiks, the Communist Party guys, the apparatchiks and so forth are obviously going to use the best technology they can get their hands on. There is good business in China. I wouldn’t write if off by any means. We have got a very good guy there, Geoffrey Chen, (ph) and Geoffrey told us recently that he was going to himself start sleep labs and get physicians involved. And he is the sort of guy that I think can really get the job done. So I think it is early days for China for sure. There is some evidence of sophistication in the bigger cities. And I guess it depends on how well we and our own fellow competitive products do, see if is going to be anything like Japan, but one never know as.

Richard Lawrence - Parker Hunter - Analyst

Okay, thank you, Peter.

Operator

David Low (ph) of Deutsche Bank.

David Low - Deutsche Banc - Analyst

Just a quick question on inventory levels. We’ve seen them move up in the planning for the move. Should we expect them to go up much higher in the second quarter?

Peter Farrell - ResMed - Chairman, President & CEO

I guess that was (multiple speakers)

Adrian Smith - ResMed - Chief Financial Officer

Generally not I think is the answer to the question.

Peter Farrell - ResMed - Chairman, President & CEO

We have no great plans to keep that increase going. (multiple speakers) the move hopefully all going according to Hoyle is going to be around the March timeframe and if there’s a bit of stoppage there we might have to build it up a bit more, but as far as the building goes, we are more or less on target and on budget. We ought to be. We’ve spent another 9 million on it this quarter.

David Low - Deutsche Banc - Analyst

Right. Just a follow-up question. Just wondering what sort of — you talked a minute ago about the competition from Respironics. Are you seeing much change in market share or competitiveness of some of the competitors out there?

Peter Farrell - ResMed - Chairman, President & CEO

If you read what people are saying, what analysts in general are saying, they think the little guys are getting beaten up at the expense of the growth of Respironics and ourselves. And I would have to say that that is the way we see it. But we have got no evidence. I know that somebody saw indicator (ph) as a big threat. I don’t know. Now we cut a deal with Merrill about five years ago and I think they have been marketing a CPAP for at least the last four years the Polaris. And I have to say that we have not seen that and nobody else has mentioned that as a huge threat, and I am surprised that an analyst recently came out and told ResMed and neutral on Respironics because of something happening in 2004 by someone who is already got something out in the market and they’ve had a mask out on the market for twilight since February. And I have got to say maybe somebody else in ResMed has seen it, but I haven’t come across it. But maybe there is something we don’t see or whatever. I would say it’s highly unlikely that something

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like that is going to have an impact. But somebody suggesting that our growth rate over the next couple of quarters is going to be 15 percent, well, I don’t know. It is funny that we didn’t get a (indiscernible) in on that one and I didn’t even get a question on that. I haven’t had a question for a couple of years on that, so I haven’t spoken to that person for at least two years, probably three, so I am not sure where that information is coming from. Must be a solid source (inaudible).

David Low - Deutsche Banc - Analyst

Fair enough. One last question. You commented in the past on pricing pressure. Just wondering what you’ve seen over the last quarter?

Peter Farrell - ResMed - Chairman, President & CEO

We figure 4 to 5 percent year-over-year in pricing and I think I have mentioned that we did not see a great attrition in price. And again, here you have to pick that up because of a mix of products. And I haven’t done a thorough analysis and we haven’t done a thorough analysis of that, but we are not seeing pricing pressure. I think as you go forward I think that what we need to focus on and what we will focus on is innovation. The killer of any business is commoditization and that is the low-cost producer. You might as well make the stuff in China or whatever where the manufacturing is cheaper. We still believe that innovation, particularly with Auto setting devices, the U.S. treatment of CHF, looking at the diabetes market, looking at anesthesiology and any opportunities here with the prevalence of these areas, of 50 percent in the diabetic population, 45 percent in the hypertension population, 70 percent in stroke, trans and ischemic attack, 70 percent in congestive heart failure, we have so much on our plate and we get it. We understand this business. When you get somebody out there who sells a CPAP and you bundle it with something, that is really in my view not getting it. This is a sophisticated market.

It may not seem like it, but it is sophisticated and that’s why we have medical advisory boards and that is why we spend 8 percent on R&D and that’s why we are pushing the boundaries of these new areas where sleep disorder breathing is having huge effects on morbidity and mortality. And we can save the sick care system hundreds and hundreds of millions of dollars and we have got to focus on that. We know where we are going. We’ve got the right people and we will continue to push the ball down the field. And we frankly are not worried about somebody knocking off masks and knocking off selling sleep units, because I don’t think at the end of the day since fundamentals count, that is not fundamentally where this area needs to go. It is not a price point — buy your cheapest unit, stick a mask on it. There things like noise, there things like impedance, there things like getting a proper mask. That is why the Activa is so brilliant. You can actually take a strap off, you can actually reduce one of the bottom straps and it doesn’t leak. That is just really revolutionary. In fact you could run 100 meters with an Activa mask and your CPAP flapping out of your back. So that is pretty good.

David Low - Deutsche Banc - Analyst

Sure. One final question, perhaps for Chris. You commented that the Japanese market was strong. I was just wondering where that fits into your mix of geographies and maybe France is good, where does Japan fit in and what is the potential for that market?

Chris Roberts - ResMed - Executive Vice President

The potential in Japan is very, very strong. As you know, with more than half the Asia-Pacific sales in the past, but it is in fact a lot more than that now. And we saw good sales in Asia-Pacific. I think Asia-Pacific is about 11 percent of our global sales for that quarter and Japan is a key driver of that. And we expect continuing growth in Japan. That is being driven by increasing awareness there and we talked on our previous quarter about the bullet train (indiscernible) the bullet train who fell asleep and was diagnosed with obstructive sleep apnea and that was just absolute front page headlines across everywhere and has really driven public awareness, which is one of the limitations of this. It is awareness. And we will do anything to increase awareness it helps.

Peter Farrell - ResMed - Chairman, President & CEO

In fact just to back that up I think before too long Japan is going to even nudge France out of third position, looking at growth rates. And Chris is right. It is like a light switch went on in Japan.

David Low - Deutsche Banc - Analyst

Thanks much. Great result.

Operator

Jason Mills of First Albany Corporation.

Jason Mills - First Albany Corp - Analyst

I wanted to — maybe this is a question for Adrian. I wanted to just understand a little bit better the other income, other expense line. Revenue seemed to come in line with consensus in our expectation. Other operating income was relatively in line, and then we had quite a variance in the other income line. Can you just give help there to understand what went on in the quarter maybe sequentially to the fourth quarter and what we should be looking for going forward? If that were all foreign currency hedging contracts, then obviously it helped you on the top line. Maybe I

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missed it, but what was worldwide constant currency growth? Maybe that is the explanation there.

Adrian Smith - ResMed - Chief Financial Officer

Answering the first part of the question the other income line. The other income line is purely currency related. There’s really nothing else in there. Value of our currency position declined for the quarter, so in June we had it at 10-K. If you look at it at 10.8 million. At the end of September, it is 2.1 million, a drop of approximately 700,000 which is pretty much what you’re seeing on the P&L. That reflects the fact that over the quarter we have options that mature on a month-to-month basis on our hedging strategy. Those options by definition mature at a point in time. And truth was two-thirds of this quarter and actually a large portion of September, the Aussie dollar traded at lower rates than it was at the end of June. June it was 67.3 approximately. During the first half of this quarter, we were trading around 64.5, to 65.5 range. The options were valued in that number at June, by definition matured out of the money during the period, in which case they had very little value and therefore you mark them down to market. And that reflects the nature of our hedging strategy. At any one time, the hedging position is mark to market, so there is no — we never estimate a hit in the other income line. By definition it should be zero as long as the currencies remain stable.

If the currency fluctuates, you get an EBIT effect. Historically we have always said that the hedging strategy is a blunt instrument. It is by definition. The function of stock prices at any point in time, volatility statistics which always effect any option calculation and a range of factors, but we’re not happy with it. It’s pretty much where we expected to be. The currency would have made, as we said before, an impact on the revenue line. It obviously made an impact on the R&D line. The net impact on our growth rate, basically as Peter has been saying we are around 20 percent compound growth rate for the business. It is as we said in the press release going forward, we still believe that. The growth rate constant currency is in that area, pretty much where we expect to see it. So we don’t envisage any real change out of the currency and we certainly don’t envisage a hit to that line if the currency remained stable. Truth is at the moment the Aussie dollar has surged again since these results came through, another 70 cents. So we should see a positive at that line and the longer it stays there the more options will mature into (indiscernible) at a higher value than they were in September and therefore record a positive at that line. And our position has always been not to forecast a number there. By definition we are quite happy if the currency remains stable.

Jason Mills - First Albany Corp - Analyst

Okay, that is actually very helpful. Thank you very much. Peter, I wanted to follow on your comments regarding innovation and commoditization or trying to prevent that, and wanted to couple in with that discussion and following on some other questions about reimbursement in the U.S. market specifically, understanding your comments on the the Auto Pap reimbursement not being encouraging, but can you also comment about what the general landscape is there amongst your Medicare payers? And specifically as it relates to outlier payments that is in talking with some folks, given the crossover policy this year, will be going away. And sort of how you’re seeing that transpire I guess over the next 12 months, offset by possibly higher priced products. And just give us some help there as it relates to growth in the market, one offsetting the other.

Peter Farrell - ResMed - Chairman, President & CEO

Let me just make one further comment on the other income. If you look at what analysts were predicting, it was that we were going to be positive there 400,000. We ended up negative from 650 odd thousand. So that’s a swing of $1 million and that is the sort of thing that you have just got to get through. But it is — and we did get through it. The reimbursement here, let me just say again we do not know about the CMS on the Auto Pap. We are assuming — we’re giving some credence to the rumors that maybe it might be good news. We have not gotten that feedback. There has been nothing formal or official, and we are just like everybody else waiting to see what happens. As far as the other space goes, the crossover and so forth, yes, we just do not see this as a major impact. But again I go back to what I was saying before, and that is that the DME’s (ph) and the HME’s (ph) some of them do not look at this business as being strategic. Either it isn’t enough of their business or but in all cases its growing faster. Any of the DMEs, the HME’s the big guys, the little guys, the nationals or the local guys are seeing this as the fastest-growing part of their business. So it gets their attention. And what we’re trying to do is say look thing about this as a solution to your problem and to the patient problem, and think about how you can set up a structure whereby you manage the patients properly.

And Richard Lawrence asked the question about how many masks do you sell? Well, it is about two, maybe a shade over. The potential of that is to go to four or more, and in fact there are he picked codes which we’ve got on a little cheat sheet if you like, just to help patients through with what is possible in terms of what is allowed by CMS in terms of replacement frequency, and we are finding a lot of people just are not aware of this. The patients do better if you just replace disposals which do wear out, result in poorer quality treatment. If you got a patient with a leaky mask and you fix the leak, you may fix the nocturia and you may fix morning headaches and a few other things so we are educating these people into thinking about a long-term management solution to the patient’s sleep disorder breathing problems. And that is where we’re pitching things, so even if they were, we’re not anticipating a reduction in the sleep Pap reimbursement or if anything things have improved with the heated humidification coming in and there is no suggestion that masks or (indiscernible) or tubing or anything is under disposable products are going to be reduced in terms of

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reimbursement levels. We see those remaining some of the modifiers will change, but that is not going to be a big impact on our business. So we think that our challenge is really the way we market our products and the way we market the therapy, and getting away from this what is your cheapest price, what is your best price on masks X or Y or whatever, we are trying to get away from that, and I can see successfully and we are moving away from that.

Jason Mills - First Albany Corp - Analyst

Thanks and two additional questions here. I was wondering — I just saw that MedCath opened its 11th hospital. I was wondering what the contribution if you could quantify the contribution if any there if it is material enough and what you expect on that front going forward? And secondly, I wanted to know if you would share the sort of auto “market share” of your internal generator mix in the United States and how that has changed year to year.

Peter Farrell - ResMed - Chairman, President & CEO

Sorry, Jason. Could you briefly say that again, because I just got distracted here. I’m sorry.

Jason Mills - First Albany Corp - Analyst

Okay, no problem. Two questions. The first one was could you quantify the contribution from MedCath? Say they opened their 11th hospital in the U.S. and wanted also to see if you would share your internal generator mix and how that has changed auto versus the rest of the group there?

Peter Farrell - ResMed - Chairman, President & CEO

All right, the MedCath, it is a newer area. We are working on our fifth sleep lab with them. They are excited. They are moving forward. I guess the easiest way to look at this is we said to the business development folks, we want you to pay for yourself. You are costing us a lot of money. Pay for yourself. And I have got to say they are doing that. So we are making money on these new initiatives. It is nowhere near where we think it ought to be, nowhere near. So this will be an initiative where quarter by quarter we are going to see improvements in our business there, but it is not yet at a material level. We expect it to be a material level, but it — if you want to pick a number, it is more like a 3 percent type level and we want to see that more around the 25 percent level as an initiative. So we have got a way to go there. Now with the internal mix of generators, we are seeing — I mentioned the switch to auto setting by a threefold increase, a 200 percent increase if you like in the sales of auto setting devices versus the others and how does that translate? Well, we were significantly this time last year below 10 percent. We are now significantly above that. So if you want to look at a figure, 8 percentage going to double that. And I said a 200 percent increase. It is a little more, but that order. It’s a little less than 8 and a little more than 6 times, so that gives you some vague (indiscernible).

Jason Mills - First Albany Corp - Analyst

And is the average ASP auto versus the other about that, about double?

Peter Farrell - ResMed - Chairman, President & CEO

No, it is not double. We would be happy with 50 percent. It is sort of now we need double.

Jason Mills - First Albany Corp - Analyst

Okay, thanks.

Operator

John O’Connell.

John O’Connell - Macquarie Bank - Analyst

I just wanted to ask you about the distributor relationships, particularly in the U.S. Could you just comment on whether there has been any changes there in terms of relationships between yourself and distributors or some of your competitors distributors, particularly I think Apria I think was having a review of their account relationships over the last few months and whether there is any shift in the balance of power between distributors and yourself? So this would be leaving Boomerang to (inaudible).

Peter Farrell - ResMed - Chairman, President & CEO

Yes, looking at — you mentioned Boomerang there. What we’re finding is that for the bigger guys, they have got their own structures set up so when you go in with Boomerang Web and you say look, we’ve got a deal for you, we’ve got something that you want to think about, they have got to work out whether or not this is going to be a true value for them. So there are a lot more hurdles you have to jump over. So we have not seen that as a big moving area where we have been able to get them move on instantaneously, so it is a longer-term sell. So although we did have some success with a national and we are jumping up-and-down, we are all excited about it but I think you mentioned Apria. To get those guys to move on something like that is a little bit more challenging. Now, having said that, there are contracts that the Apria contract is coming up for renewal. It is very hard to know when that will be. We know that we are in there with a shot, but it is still early days and we know that they are looking at this

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serious strategically going forward, it got their attention. It is something that they see as being pretty important. And I guess one thing that I do want to say is reimbursement is just one side of the equation. The other side of the equation is how do we help our customers in reducing their nonreimbursable costs? And that is where things like the Boomerang Web is such a powerful instrument.

So we are finding some traction with this and I think we would like to get away from these big contract renewals coming up. Come up here and give us your best price. Again we are going out and selling as a solution and we’ve decided that we can do this. We have had some success with it, and that is what we are doing. But we did know it also, having said that, that Apria they have interviewed guys. We have been back for our second interview as have one or two other people. We know of I guess two, ourselves and one other person. And maybe there are three of us who have been back in there. And at some point they will come out and say the primary is so and so and the secondary is X, Y, Z. We are waiting for that. But again this can only be a plus for us rather than a minus because at the moment we do not have the bulk of their business by any stretch of the imagination.

Jason Mills - First Albany Corp - Analyst

In terms of apnea (indiscernible) and what about the other major distributors, the (indiscernible) et cetera? All of those are committed to the second?

Peter Farrell - ResMed - Chairman, President & CEO

(inaudible) to the market and they are a pretty good customer of ours. They are a good customer. They pay well. They are a very well-run company. I will say so is Apria. April has really got its act into gear there, they are making money and making inroads. And I think strategically April looking at how they can do a better job in this market and we’re all looking for ways in which we can do a better job, so that is nothing new. Lincare, slightly different philosophically. Their branches, Lincare says you give the physicians the sleep lab, the equipment that they want. If they write a script for ResMed, we want to see you follow that one through. Now, other companies are a little different in that they have national contracts and they say sorry, this is the one we’re going to give you. Now we think fundamentally that probably doesn’t make a lot of sense going forward. That can get people’s backs up. That is not what Lincare does, so Lincare allows you to sell to specific sleep clinics, specific sleep labs, and if that sleep lab likes what you are selling and they order what you are offering, Lincare will follow through and say okay, we will supply that to you. So they tend to not have these primary/secondary deals. And we are finding most people are in fact like that. But there are others that do have primary/secondary supplier.

Peter Farrell - ResMed - Chairman, President & CEO

We are saying they need to get away from this and not to look at price. They need to look at what are we spending our money on and what is not reimbursable and how can we — you really cut that extra expense down for which we are not getting reimbursed and we have some thoughts, some ideas, in fact we have some strategies that can help pay for that.

John O’Connell - Macquarie Bank - Analyst

And in terms of just the balance of power between the large four distributors and the next tier all the mom-and-pop distributors, is that balance of power, do you think it has changed at all over the last 12 months?

Peter Farrell - ResMed - Chairman, President & CEO

Not really. Obviously other than Lincare will buy some more (indiscernible) and April is buying some more (indiscernible) you know the whole market is growing at a pace, and so we are getting more players coming in as the little ones get taken up there, there are other little ones get hatched. I would say if you want a rough figure, 35 to 40 percent of the total market is the big guys and maybe 45-ish.

Kieran Gallahue - ResMed - President & COO, Americas

I would say about that.

Peter Farrell - ResMed - Chairman, President & CEO

And 50-55, it could be 50-50 at the high level. But 50 percent hasn’t changed much.

John O’Connell - Macquarie Bank - Analyst

Okay, thank you.

Operator

Sir, you have no questions at this time.

Peter Farrell - ResMed - Chairman, President & CEO

Thank you very much. This is quite a long — I think it is long enough, Chris.

FINAL TRANSCRIPT

RMD - Q1 2004 ResMed Earnings Conference Call

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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